EXHIBIT 99(a)
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                              DESCRIPTION OF STOCK
                              --------------------

         Our authorized capital stock is comprised of 100 million shares, consisting of 75 million shares of common stock, without par value, and 25 million shares of preferred stock, without par value, including 750,000 shares of Series A Junior Participating Preferred Stock designated for potential issuance as described below.

Common Stock
------------

         CTS common stock is traded on the New York Stock Exchange under the symbol "CTS." The registrar and transfer agent is EquiServe Trust Company N.A. The holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of our shareholders. Common shareholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

         Upon satisfaction of our obligations to preferred shareholders, the common shareholders may receive dividends when declared by the board of directors. If we liquidate, dissolve or wind-up our business, holders of our common stock will share equally in the assets remaining after we pay all of our creditors and satisfy all our obligations to preferred shareholders.

Preferred Stock
---------------

         We are authorized to issue up to 25 million shares of preferred stock. Our board of directors can, without approval of shareholders, issue these shares in one or more series and determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences, and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of CTS and make it harder to remove present management, without further action by our shareholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common stock.

         Our board of directors has designated 750,000 shares of Series A Junior Participating Preferred Stock for potential issuance in connection with our rights agreement described below. We have not issued any shares of preferred stock to date, and we do not plan to issue any shares of preferred stock other than pursuant to the rights agreement described below.

Indiana Business Corporation Law, Rights Agreement and the Articles of Incorporation and Bylaws.

General
-------

         In general, our articles of incorporation and bylaws provide that:

o the board of directors fixes the number of directors within a specified range (we currently have nine directors);

o the existing directors will fill any vacancy or newly created directorship with any new director; and

o only the chairman of the board, the board of directors or the president may call a board of directors meeting.

         We are an Indiana corporation, and we are subject to the Indiana Business Corporation Law. Under the laws of Indiana, the articles of incorporation generally can be amended only with the approval of our board of directors and our shareholders. Our bylaws provide that the articles of incorporation cannot be amended without the approval of a majority of our board of directors.

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         Provisions of the Indiana Business Corporation Law, our articles of incorporation, bylaws and the Rights Agreement described below may discourage or make more difficult the acquisition of control of CTS through a tender offer, open market purchase, proxy contest or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CTS first to negotiate with us. Our management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly-held companies, provide benefits by enhancing our ability to negotiate with a person making an unfriendly or unsolicited proposal to take over or restructure CTS. We believe that these benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

         Provisions of the Indiana Business Corporation Law, in addition to provisions of our articles of incorporation, bylaws and rights agreement, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. We have summarized the key provisions below.

Rights Agreement
----------------

         On August 28, 1998, our board of directors adopted a Rights Agreement and declared a dividend distribution of one "Right" for each share of our common stock outstanding on September 10, 1998. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $125.00 per Right, subject to adjustment in certain circumstances (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement.

         The Rights are non-exercisable, non-transferable and non-separable from our common stock until the "Distribution Date," which occurs on the earlier of:

o the public announcement that a person or group of affiliated or associated persons, referred to as an "Acquiring Person," has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our then-outstanding common stock (the date of such public announcement being the "Share Acquisition Date") or

o ten business days following the commencement of a tender offer or exchange offer by a person or group of associated or affiliated persons which would result in beneficial ownership by such person or group of 15% or more of our then-outstanding common stock.

         Each share of Series A Junior Participating Preferred Stock, when issued, will be non-redeemable and entitled to cumulative dividends and will rank junior to any series of preferred stock senior to it. In connection with the declaration of a dividend on our common stock, a preferential dividend will be payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of:

o        $1.00 per share; and

o an amount equal to 100 times the dividend declared on the common stock, subject to adjustment in certain circumstances.

         Subject to customary anti-dilution provisions, in the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of
(a) 100 times the then applicable Purchase Price for the Rights plus accrued and unpaid dividends thereon and (b) an amount equal to 100 times the liquidation payment made on the common stock, if any.



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         In the event, such an event is defined in the Rights Agreement as a
         "Flip-In Event," that

o        any person or group becomes an Acquiring Person,

o any Acquiring Person or its affiliate or associate, directly or indirectly,

- merges into or combines with us and we are the continuing or surviving corporation,

-        merges into or combines with any of our subsidiaries,

- in one or more transactions, transfers cash, securities or other property to us in exchange for, or the right to acquire, our capital stock or that of any of our subsidiaries,

-        engages in certain transactions with us which are not at arm's length,

- receives any compensation from us other than as a director or full-time employee, or

- receives any financial assistance or tax credits or advantages from us or any of our subsidiaries, or

o during such time as there is an Acquiring Person, there is a reclassification of our securities or we consummate a recapitalization or any other transaction, which in each case has the effect of increasing by more than 1% the proportionate share of any Acquiring Person or any affiliate or associate thereof with respect to any class of our outstanding securities,

o then each holder of a Right will have the right to receive, upon exercise, that number of shares of our common stock as equals the result obtained by:

o multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the Flip-In Event, and

o dividing that product by 50% of the market price per share of our common stock on the date the Flip-In Event occurs.

         In the event, such an event is defined in the Rights Agreement as a "Flip-Over Event," that at any time after any person or group becomes an Acquiring Person,

o we consolidate with or merge with or into any person and we are not the continuing or surviving corporation,

o any person consolidates with or merges with or into us and we are the continuing or surviving corporation, but all or part of our common stock is changed or exchanged for stock or securities of any other person or cash or any other property, or

o we sell or transfer, in one or more transactions, 50% or more of our assets or earning power to any person,

then each holder of a Right will have the right to receive, upon exercise, that number of shares of common stock of such other person as equals the result obtained by:

o multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the Share Acquisition Date, and

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o    dividing that product by 50% of the market price per share of the common stock of such other person on the date the Flip-Over Event occurs.

         Upon the occurrence of a Flip-In Event or a Flip-Over Event, all Rights held by any Acquiring Person or any of its affiliates or associates, or any transferee of any of them, will become null and void.

         In general, at any time prior to the Share Acquisition Date, our board of directors may, in its discretion, redeem the Rights in whole, but not in part, at a price of $.01 per Right. In addition, at any time after the Distribution Date but prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of our then outstanding shares of common stock, we may exchange all or a portion of the Rights other than any Rights that have become void at an exchange ratio of one share of common stock per Right. We may also amend the Rights Agreement without the approval of any holders of Rights, except that no amendment may be made that decreases the redemption price to an amount less than $0.01 per Right. The Rights Agreement currently provides that, under certain circumstances, the decision to redeem or exchange the Rights or amend the Rights Agreement requires the concurrence of a majority of the directors that were members of our board of directors on August 28, 1998 or were recommended for or approved as a director by a majority of such directors and who is not an Acquiring Person or an associate, affiliate, representative or nominee of an Acquiring Person.

         The Rights will expire on the earliest of (a) August 27, 2008, (b) the time at which the Rights are redeemed as provided in the Rights Agreement and
(c) the time at which all exercisable Rights are exchanged as provided in the Rights Agreement.

         The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of CTS in a manner or on terms not approved by our board of directors. The Rights would not interfere with any merger or other business combination approved by our board of directors, because the Rights may generally be redeemed by us as described above or the Rights Agreement may be amended.

         On December 15, 2000, our board of directors authorized and directed management to determine an appropriate time frame within which to amend the Rights Agreement in order to delete the provisions that state that redemption or exchange of the Rights, amendment to the Rights Agreement and certain other actions, if taken in the one-year period following the time that (a) any person or group acquired 15% or more of our common stock or (b) certain changes occurred in the majority of our board of directors, required the concurrence of a majority of those directors (i) that were members of our board of directors before the adoption of the rights agreement (or directors who were nominated or approved by such persons) and (ii) who are not affiliated with, or representatives of, a holder of 15% or more of CTS common stock. On December 27, 2000, management determined the outside date for this action to be the date of our annual meeting of shareholders in 2002, which is scheduled for May 1, 2002.

Bylaw Provisions
----------------

         The Indiana Business Corporation Law permits the board of directors to issue rights, options or warrants for the purchase of shares or other securities of the corporation or any successor in interest. Article XXI of our bylaws provides that our board of directors may include provisions in the terms of those rights, options or warrants that, in any transaction or proposed transaction that would result in a change in control if consummated, require the approval of the "continuing directors" of the corporation for the redemption or exchange of the rights, options or warrants or the amendment of the corresponding contracts, warrants or instruments. The period requiring this approval may not exceed three years after the later of:

o the time that the "continuing directors" no longer constitute the majority of the directors of the corporation; or

o        there is an "interested shareholder."

         Under our bylaws, a "continuing director" is defined as a director who:


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o    is not an "interested shareholder" or any affiliate, associate, representative or nominee of an "interested shareholder" or any affiliate of an "interested shareholder;" and

o is either a member of our board of directors as of the date of issuance of the rights, options or warrants or subsequently becomes a member of our board of directors if his or her election or nomination was approved or recommended by a majority of our board of directors (including a majority of continuing directors then on our board and excluding any member whose election resulted from any actual or threatened proxy or other election contest).

         Under Chapter 43 of the Indiana Business Corporation Law, an "interested shareholder" is defined as any person that is:

o    the beneficial owner of 10% or more of the voting power of the corporation;
     or

o an affiliate or associate of the corporation who at any time within the 5 years preceding the date in question was the beneficial owner of 10% or more of the voting power of the corporation at that time.


Business Combinations
---------------------

         Chapter 43 of the Indiana Business Corporation Law restricts certain "business combinations," including mergers, sale of assets, recapitalizations and reverse stock splits, with interested shareholders. Under Chapter 43, a corporation cannot engage in any business combination with an interested shareholder within five years of the date the person became an interested shareholder unless the corporation's board of directors approves, in advance of the person becoming an interested shareholder, either (i) the business combination or (ii) the purchase of shares that made the person an interested shareholder. In the absence of the board's approval, a corporation may engage in a business combination with an interested shareholder after the date that is five years after the date the person became an interested shareholder if either
(x) the disinterested shareholders approve the business combination (but they cannot do so until five years after the date the person became an interested shareholder) or (y) among other things, the consideration to be received by the disinterested shareholders in the business combination, which must be in cash or the same form as the interested shareholder used to acquire the largest number of his, her or its shares, is at least equal to the higher of the highest price paid for shares by the interested shareholder or the highest market value per share on either the date of the business combination or the date the person became an interested shareholder.

         Chapter 42 of the Indiana Business Corporation Law also contains provisions regulating "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Indiana to meet or exceed certain threshold voting percentages (20%, 33% or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officers or employee-directors of the corporation. As permitted under the Indiana Business Corporation Law, our bylaws opt out of Chapter 42 for all control share acquisitions after March 3, 1987. A majority of our board of directors may amend the bylaws so that Chapter 42 would apply, if consistent with the board's fiduciary responsibilities.

         The Indiana Business Corporation Law specifically authorizes directors, in considering whether an action is for the best interest of a corporation, to consider the effects of any corporate action on shareholders, employees, suppliers and customers of the corporation, communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the Indiana Business Corporation Law, directors may be held liable for breaches of their duties as directors only if their actions constitute willful misconduct or if they recklessly disregard their duties.